NAME OF REGISTRANT:
Templeton Russia and East European Fund, Inc.
File No. 811-08788

EXHIBIT ITEM No. 77(c): MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS



                  TEMPLETON RUSSIA AND EAST EUROPEAN FUND, INC.

At the Annual Meeting of Shareholders of Templeton Russia and East European Fund, Inc. (the "Fund") was held at the Fund's offices, 500 East Broward Blvd., Fort Lauderdale, Florida on August 26, 2005. The purpose of the meeting was to elect three Directors of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Director of the Fund: Harris J. Ashton, S. Joseph Fortunato and Constantine D. Tseretopoulos.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follow:

The election of three (3) Directors:


                                   % OF        % OF                   % OF         % OF
                                 OUTSTANDING   VOTED                OUTSTANDING    VOTED
TERM EXPIRING 2008:      FOR       SHARES      SHARES    WITHHELD    SHARES       SHARES
-----------------------------------------------------------------------------------------------
Harris J. Ashton      3,988,681    73.86%      99.42%    23,117       0.43%       0.58%
S. Joseph Fortunato   3,964,403    73.41%      98.82%    47,395       0.88%       1.18%
Constantine D.  %
 Tseretopoulos        3,992,014    73.92%      99.51%    19,784       0.37%       0.49%



* Frank J. Crothers, Edith E. Holiday, Gordon S. Macklin, Fred R. Millsaps and Frank A. Olson currently serve as Independent Directors. Harmon E. Burns and Charles B. Johnson currently served as Interested Directors. Their terms of office continued after the annual meeting of shareholders.